Exhibit 10.20

March 30, 2011

Mr. Gene K. Huey

Re:   Agreement with ESCO Corporation

Dear Gene:

This letter confirms that you may step down as Vice President — Finance and Chief Financial Officer of ESCO Corporation (the “Company”) in April or May of 2011 after which time you will continue on as an officer, such as Vice President- Finance and Treasurer, if the Board appoints you as such.  Your role will be designed to permit you to assist in the transition of a new CFO into that role, and to continue, at the CEO or the Board’s request, to assist in supporting the administration of the finance department and to take a key advisory and lead role in other strategic matters, such as an initial public offering, until on or around December 31, 2011 which will be your last day of employment with the Company unless the CEO in his discretion determines that it is advisable you continue in your role beyond that date.

We will provide you with the benefits set forth below in Benefits, contingent upon your signing and returning this release and separation agreement (the “Agreement”).  This Agreement, when signed by you, will constitute our entire agreement regarding your separation from employment with the Company.

In exchange for your willingness to stay with the Company after stepping down as CFO and to assist with your transition into retirement at the end of this term, the Company is offering you certain benefits in exchange for your acceptance of the terms of this Agreement and your release of claims in favor of the Company.  Subject to your execution and delivery of this Agreement and expiration of the revocation period described below, provided you do not revoke, the Company will provide you the benefits as described below in Benefits.

Throughout the remainder of this letter, December 31, 2011 will be referenced as your last day of employment with the Company and January 1, 2012 will be referenced as your first day of retirement.  This is contingent upon the CEO’s discretion as set forth above in the first paragraph.  If your employment continues beyond those dates, then all such references to your last day of

World Headquarters	Phone: 503.778.6566
2141 NW 25th Avenue	Fax: 503.499.6112
Portland, Oregon 97210-2578	www.escocorp.com

employment will be your actual last day of employment and all such references to your first day of retirement will refer to the first day after your actual last day of employment.

Benefits

You currently hold shares of Class A Common Stock subject to the Restated Stock Transfer Restriction Agreement, or RSTRA.  If the Company does not close on an initial public offering of equity securities by your last day of employment on December 31, 2011, then, under Section 3 of this RSTRA, you will be deemed to have “Retired” effective January 1, 2011 and have all of the rights and obligations that accrue with that designation, including the right to require the Company to repurchase these shares under specified terms.

You hold Stock Appreciation Rights (SARs) that were granted to you under the 2000 Stock Incentive Plan and the 2010 Stock Incentive Plan.  The Compensation Committee of the Board of Directors of ESCO Corporation has agreed that all of the SARs awarded to you and not yet exercised be extended to the tenth anniversary date of each award and any unvested SARs shall continue to vest during the same period, subject to the terms of Section 4 of the agreements.

You also hold Performance Unit Program awards (PUPs) under the 2000 Stock Incentive Plan and the 2010 Stock Incentive Plan.  The PUP awards will be paid in accordance with the terms of the awards.  You will be deemed to have retired effective January 1, 2011.

Your existing group health insurance coverage will continue through your last day of employment on December 31, 2011.  You have the right under federal law (COBRA) to pay for continued coverage under the current medical/dental plans for an additional 18 months.  You will receive a written explanation of your options and will need to enroll and complete the application for long term COBRA coverage.  If you have coverage under other medical/dental plans, you may not be eligible for COBRA benefits under the Company’s medical/dental plans.

You will participate in the Annual Bonus Plan in 2011 at a bonus target of 60%.  Any earned bonus in 2011 will be payable in 2012 when all other 2011 bonuses are paid out.

Final Paycheck & Benefits

Your final paycheck, which will include pay for your accrued but unused vacation, subject to applicable withholding, will be available no later than the end of business on your last day of employment on December 31, 2011.  You will need to provide me with the number of days of vacation that have accrued or are unused.

Your deferred compensation account will be distributed to you as you elected in the form of payment designation.  You should contact Melanie Benson to fill out appropriate forms and resolve any questions concerning your account.

World Headquarters	Phone: 503.228.2141
2141 NW 25th Avenue	Fax: 503.242.9037
Portland, Oregon 97210-2578	www.escocorp.com

You will have vested pension benefits under the ESCO Defined Benefit Plan reflecting service through your last day of employment on December 31, 2011.  The benefits will be paid in accordance with the Plan.

You are a participant in the ESCO Corporation Supplemental Executive Retirement Plan (SERP), ESOP Restoration Plan and 401(k) Restoration Plan.  Upon termination of employment with ESCO, you shall be entitled to benefits as provided under the terms of such plans, and such payments shall be made in accordance with the terms of the plans.

You are entitled to your 401(k) Plan accounts in accordance with the Plan.  For any questions regarding your 401(k), you will need to contact Vanguard through their website, www.Vanguard.com or 1-800-523-1188.

You participate in ESCO’s company vehicle program.  Your participation in the program will conclude on December 31, 2011 at which time you will then have the option of purchasing the vehicle at a price determined by ESCO or its leasing agent or you may turn in the vehicle.

Release

You acknowledge that the Company has no legal obligation to provide you with these additional benefits except as part of this Agreement.  These separation benefits are unique to you and your circumstances and are in lieu of any other separation or severance benefits to which you might otherwise be entitled under any policy, plan or practice of the Company.

In consideration for these benefits and to the fullest extent permitted under applicable law, you release the Company, its officers, directors, employees, insurers, agents, representatives and assigns from any claims you might have, whether known or unknown to you at this time, in connection with your employment or your separation from employment.  This release includes any claims you might have under applicable state, federal or local law dealing with employment, contract, wage and hour, tort, or civil rights matters including, but not limited to, applicable state civil rights or wage payment laws, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, sections 503 and 504 of the Vocational Rehabilitation Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, and Oregon employment statutes, all as amended, and any regulations under such laws.

This release, however, does not affect any rights you might have for benefits under any applicable medical insurance, disability, workers’ compensation, unemployment compensation or retirement programs.

In the event the Company or its attorneys request your assistance, you agree to assist in connection with present or future litigation or administrative proceedings involving claims about which you have knowledge.  The Company will reimburse you for reasonable travel and out-of-pocket expenses you incur in rendering such assistance.

You agree to hold confidential the terms of this Agreement, except to the extent that disclosure of its terms to your accountant, attorney and taxing authorities may be necessary for your financial or legal affairs or as may be required by law.  You also acknowledge that you are aware of your duty as a former Company employee not to use, and to keep confidential, any and all confidential information you acquired during your service as an employee.

You agree not to intentionally disparage or make false, adverse or derogatory remarks about the Company, its affiliated companies and all of each entity’s officers, directors, employees, insurers, agents, representatives and assigns.  The Company also agrees not to intentionally disparage or make false, adverse or derogatory remarks about you as well.

Terms & Conditions

You acknowledge that this Agreement contains the entire agreement between you and the Company regarding the terms of your separation from employment.  You further acknowledge that you have been given twenty-one (21) days to consider this Agreement and discuss it with financial or legal counsel of your choice, and that you voluntarily sign it and agree to be bound by its terms.  You understand that this Agreement must be signed within twenty-one (21) days of March 30, 2011 for you to be entitled to the separation benefits given under it.  However, you may revoke this Agreement by sending a written statement to that effect addressed to the attention of Nick Blauwiekel, Vice President, Human Resources, ESCO Corporation, 2141 N.W. 25th Avenue, P.O. Box 10123, Portland, Oregon  97210, within seven (7) days after you have signed it.  Unless you revoke it, the Agreement will be effective on the 8th day after you have signed it, and the Company will then provide you with the separation benefits in accordance with the terms described in this Agreement.

You agree to promptly return by your last day of employment on December 31, 2011,  all Company property in your possession including, but not limited to, all documents, account files, customer and product lists and information, business machines, computers, computer hardware and software programs, computer data, fax machine, telephones (cellular, mobile or otherwise), pagers, office and building keys, card keys, e-mail and voice mail passwords, Company access codes, Company-issued credit cards or calling cards, and any other property belonging to the Company.

You and the Company agree that should any dispute arise between the parties whether or not arising out of this Agreement, the issue shall be submitted to arbitration in Portland, Oregon, before one arbitrator pursuant to the then current employment rules of the American Arbitration Association.

Pursuant to the Older Workers Benefit Protection Act, you acknowledge that: (a) the Company encourages you to consult with an attorney prior to executing this Agreement; (b) you have read the release and understand the effect of your release and that you are releasing legal rights; (c) you are aware of certain rights to which you may be entitled under certain statutes and laws identified in the release; (d) you have had adequate time to consider this Agreement; (e) you do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed; and (f) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would not otherwise be entitled.

This Agreement must be signed and returned to the Company without any modification or alteration.  Any modification or alteration of any terms of this Agreement voids this Agreement in its entirety.

This Agreement will be governed by the laws of the State of Oregon.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remainder of this Agreement will continue in full force and effect without the affected provision.

If you wish to enter into this Agreement, please sign the enclosed copy where indicated and return the signed Agreement to Nick Blauwiekel no later than April 20, 2011.

Sincerely,

By:	/s/ STEVEN PRATT
Steven Pratt
Chairman & CEO

I voluntarily agree to and accept the terms of this Agreement.

/s/ GENE K. HUEY	4/19/2011
Gene K. Huey	Date Signed